Exhibit 99.2

Heritage Commerce Corp Increases Quarterly Cash Dividend 12.5% to $0.09 Per Share

San Jose, California — January 28, 2016 — Heritage Commerce Corp (Nasdaq: HTBK), today announced that its Board of Directors increased the quarterly cash dividend 12.5% to $0.09 per share to holders of common stock and Series C Preferred Stock (on an as converted basis).  The dividend will be payable on February 25, 2016, to shareholders of record on February 10, 2016.

“We are pleased that our financial results have again allowed us to increase our quarterly cash dividend which reflects our continuing commitment to provide an attractive return to our shareholders,” said Walter Kaczmarek, President and Chief Executive Officer.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC